MATERION CORPORATION 6070 Parkland Boulevard, Mayfield Heights, OH 44124 p 216.486.4200 f 216.383.4005 www.materion.com October 23, 2020 Shelly M. Chadwick 7566 Huntington Road Hudson, Ohio 44236 Dear Shelly, It is with great pleasure that I extend to you an offer of employment for the full-time position of Chief Financial Officer, reporting directly to me and based at our Mayfield Heights, Ohio headquarters. This offer assumes a start date of December 1, 2020. The terms of this offer are as follows: • Base Pay: An annual base salary of $420,000, paid bi-weekly ($16,153.85). Base salaries are reviewed yearly. Employees hired by April 30 are eligible for a merit increase, effective August 1 of the current year. • Annual Cash Incentive: Participation in the Management Incentive Plan at a target bonus of 70%. Employees hired on or before September 30 of the Plan Year are eligible for a prorated Plan award based on the number of months of participation. Plan details are included in the attached Management Incentive Plan document. • Annual Long-Term Incentive Awards: Beginning in 2021, you will be eligible to receive equity awards under the Company’s long-term incentive plan in a total amount commensurate with your position and performance. The current target long-term incentive opportunity for your position is 140% of your annual base salary as of January 1st of the grant year. All awards are subject to approval by the Compensation Committee of the Board of Directors and any performance-based awards are also subject to the Company’s “claw back” policies. • Sign-on Bonus: Sign-on bonus of $144,500, payable with your first, regular pay period after 30 days of employment. You will be required to repay this bonus if you voluntarily terminate your employment without completing 12 months of active service. • Special Restricted Stock Unit Grant (RSUs): You will receive, within 60 days of your date of hire, a special RSU grant valued at $920,000 in grant date fair value, which shall vest as to one-fourth of the number of RSUs on each of the first four anniversaries of the Effective Date, subject to your continued service through such date and will be settled in stock. • Paid Time Off: You are eligible for 25 days of paid time off (20 vacation and 5 personal), in addition to 11 paid company holidays per year. Details are included in the attached Benefit Highlights Summary. • Severance Agreements: In 2021 you will receive both an Involuntary Severance agreement and Change in Control agreement. Under the Involuntary Severance Agreement, you will be eligible to receive twelve months Base Pay plus annual Incentive Pay (MIP). These agreements must be approved by the Board of Directors. Exhibit 10.12

Shelly M. Chadwick October 23, 2020 Page 2 of 2 • Benefits: Materion’s comprehensive benefits package includes; medical, dental and vision coverage, a Health Savings Account (HSA) option, life insurance, short and long-term disability, a Retirement Savings Plan that includes a 401(k) company match and an automatic annual company contribution, as well as several other voluntary benefits. Details are included in the attached Benefit Highlights Summary. This offer of employment is contingent upon successful completion of a pre-employment background check, health and drug screen. Upon written acceptance of this offer, you will be contacted by Human Resources to schedule and complete your physical and drug screen. Please be aware, in view of the emergent COVID19 pandemic, your physical and drug screen appointment may be delayed. On your start date, you will be required to acknowledge that you have read and agree to abide by Materion’s Confidentiality and Non-Compete Agreement, as well as our Code of Conduct Policy, both of which are attached for your reference. You will also be required to comply with all other company policies during your employment. Also, on your first day, you will be required to complete an I-9 Employment Eligibility Verification Form as well as supply originals of both the signed offer letter and Materion’s Confidentiality and Non-Compete Agreement. While we anticipate a long-term working relationship, your employment with Materion Corporation is on an “at will” basis and neither this offer letter, our compensation and benefit programs, nor our policies and procedures are to be construed as an employment contract. This letter supersedes all prior negotiations, representations, understandings and agreements, whether written and/or oral. It is your obligation to conform to the Non-Compete and/or Confidentiality Agreements signed by your former employer(s). If you accept this offer, we require that you do not bring any confidential information, trade secrets, equipment, data and/or contact information from your former employer(s). Shelly, I am excited by the prospect of having you join Materion’s executive team. Please return a signed copy of this letter to Cheryl Goodman at Cheryl.Goodman@materion.com to acknowledge your acceptance of this offer and the mutually agreed upon start date. Best Regards, Offer Accepted By: Jugal Vijayvargia ______________________________________ Jugal Vijayvargia Shelly M. Chadwick Date President & CEO /s/ Shelly M. Chadwick October 24, 2020